Exhibit 21

                                  Subsidiaries



The following is a list of subsidiaries of Stanley Furniture Company, Inc. as of December 31, 2002:

                                                             Jurisdiction
Name of Subsidiary                                         of Organization

Charter Stanley Foreign Sales Corporation                U. S. Virgin Islands

Stanley Furniture of Martinsville, LLC                        Virginia

Stanley Furniture of Stanleytown, LLC                         Virginia